Exhibit 99.1

LBI MEDIA HOLDINGS, INCORPORATED

Moderator: Lenard Liberman

November 14, 2007

2:00 p.m. PST/4:00 p.m. CT/5:00 p.m. EST

Operator: Good day and welcome to today’s LBI Media Holdings’ third quarter 2007 results conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Lenard Liberman. Please go ahead sir.

Lenard Liberman: Thank you, operator. Good afternoon everyone and welcome to our third quarter 2007 earnings teleconference. During today’s call we’ll provide an overview of operating results for the three and nine months ended September 30, 2007. I will also address more detailed financial results and then take questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media Holdings in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media Holdings are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media Holdings, Inc.’s Press Release dated November 14, 2007, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss, plus income tax expense or benefit, gain or loss on the sale of property and equipment, gain or loss on the sale of investments, net interest expense, interest rate swap expense, depreciation and amortization, and impairment of broadcast licenses. However, for the purposes of this teleconference I will refer to what we entitle Adjusted EBITDA, as simply EBITDA.

In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-Q, which we filed with the SEC today.

I’ll now turn the call over to Winter Horton who will highlight our operating results.

Winter Horton: Thank you, Lenard. For the quarter ended September 30, 2007, net revenues increased by $1.4 million, or five percent, to $30.3 million, from $28.9 million for the same period in 2006.

Our radio division net revenues increased 20.2 percent in the third quarter to $16.5 million, from $13.8 million for the same period last year. This revenue growth was driven by the performance of our Los Angeles radio stations, our existing FM station in Dallas, and our acquired radio stations in Dallas, Texas.

Our Los Angeles radio stations, KBUE, “Que Buena”, and KHJ, “La Ranchera”, both performed very well in the summer Arbitron ratings period. Don Cheto, our morning drive personality, continues to hold the number two rank position in the market in persons 18-to-34 demographic amongst all stations, including general market broadcasters.

KHJ, our Los Angeles AM station, continues to be the number one Hispanic AM station in the market with a 1.5 share among persons 12-plus in the summer Arbitron ratings book and actually beats many FM stations, including KSSE, “Super Estrella”, and KLYY, “Oye”. We’re also very proud to announce that KHJ will be home to Dodgers Baseball, under a multi-year agreement, starting with the 2008 season.

Our Dallas radio cluster, which includes five FMs and one AM station, continues to grow in the ratings. In the summer Arbitron book, KNOR, “La Raza”, our flagship regional Mexican format, is ranked number one among Spanish language stations in the Hispanic adults 18-to-49 demographic in afternoon drive, and number two among Hispanic adults 18-to-34, and males 18-to-34 in morning drive, midday, and afternoon drive day parts.

KZZA, “Casa 106.7”, targets the bilingual Hispanic market with the mix of hip-hop and reggaeton music. Casa also had a very strong summer ratings book, and now has the number one rank in the market among men 18-to-34, and men 18-to-49 in the morning drive day part. KZZA is also number one in the evening day part (7pm to midnight), and the women 25-to-49 and 25-to-54 demographics.

On an overall radio cluster basis, LBI has significantly increased its market share while Univision has shown decreases in its market share. Specifically, in the fall 2006 Arbitron book, LBI stations had a share of 14.2 percent while Univision had a share of 34.4 percent. As of the latest book, summer 2007, LBI now has a 19.4 percent share while Univision has dropped to a 25.9 percent share. This represents a 36.2 percent increase for LBI radio, and a decrease of 24.7 percent for our competitor, Univision radio.

In Houston, our regional Mexican FM station, KTJM has completed the move to our new tower and is now enjoying improved coverage of the Houston DMA. KQQK, our Spanish pop format has been broadcasting from the new tower for the last several months, and has had significant increases in the Arbitron PPM ratings. With the completion of the second tower in Bay City, Texas, KIOX’s and KXGJ’s signals were significantly enhanced. KIOX 96.9 FM and KQUE 1230 AM are now programming our “El Norte” format, which is a regional format focusing on the music from northern Mexico. Our other AM, KEYH 850 AM, has taken the La Ranchera format and is home to the Houston Dynamo, the Houston Rockets, and Futbol de Primera soccer games as well as the best in mariachi music.

I’ll move to television.

In the third quarter of 2007, our television station group generated net revenue of $13.8 million versus $15.1 million for the same quarter last year, representing an 8.8 percent decrease. This weakness in television revenue is attributable to our California stations, one of which, KSDX, was recently destroyed in the San Diego fires.

On a ratings basis our strategy of counter programming our network competitor’s novellas with compelling original entertainment shows continues to be very successful. In July sweeps, and so far, in November sweeps, we are well ahead of Telemundo in our primetime 7 p to 10 p time slots in both persons 18-to-34 and 18-to-49 demos. In fact, for the first week of November sweeps, our primetime is ranked number two in the market amongst all Spanish language television stations in the adult 18-to-34, 18-to-49, and 25-to-54 Nielsen demos.

In mid October, we launched our newest program, “El Show de Lagrimita and Costel.” This program features a very well known father and son comedy team that have a network TV show in Mexico.

We’re now targeting December 1st to launch our newest television acquisition, KPNZ-TV, channel 24, in Salt lake City, Utah.

I’ll now turn the call back over to Lenard Liberman to review our financial results.

Lenard Liberman: Thank you, Winter. We posted our third quarter results in a press release that was issued today.

For the quarter ended September 30, 2007, net revenues increased by $1.4 million, or five percent, to $30.3 million, from $28.9 million for the same period in 2006. This increase is primarily attributable to increased advertising revenue from our Los Angeles and Dallas radio markets. In Dallas, this revenue growth was attributable to our existing radio stations and the radio stations we acquired in November 2006 from Entravision.

Operating expenses increased by $4.7 million, or 27.3 percent, to $21.9 million for the three months ended September 30, 2007, from $17.2 million for the same period in 2006. This increase in operating expenses was attributable primarily to a broadcast license impairment charge as well as increases in programming, and selling, general and administrative expenses related to our newly acquired Dallas radio stations, local marketing agreement fees and start up costs related to the radio station we acquired in Riverside/San Bernardino in September 2007, and additional expenses related to the production of television programming.

Adjusted EBITDA decreased by $900,000, or 5.9 percent, to $13.7 million for the three months ended September 30, 2007, as compared to $14.6 million for the same period in 2006. Our Adjusted EBITDA margin decreased to 45.2 percent in the third quarter of 2007 from 50.4 percent in the same period in 2006.

We recognized a net loss of $12.8 million for the three months ended September 30, 2007, as compared to net income of $3.8 million for the same period in 2006, a decrease of $16.6 million. This decrease was primarily attributable to a $1.8 million increase in impairment charges for our radio broadcast licenses, an $8.8 million one-time loss due to the redemption of LBI Media’s 10 1/8% senior subordinated notes in July 2007, and local marketing agreement fees as well as start up costs related to the radio station we acquired in the Riverside/San Bernardino market in the third quarter of this year.

Radio division net revenues increased by $2.7 million, or 20.2 percent to $16.5 million for the quarter ended September 30, 2007, from $13.8 million for the same quarter last year. Increases in revenue in our new and existing Dallas radio stations were augmented by an increase in revenues at our Los Angeles radio stations. We believe that the increase in our advertising revenue in Dallas was due to the improvements in our ratings and the acceptance by advertisers of our newly formatted stations.

Operating expenses for our radio division increased by $4.1 million, or 51.7 percent, to $12.2 million for three months ended September 30, 2007, from $8.1 million for the same period in 2006. This increase in operating expenses was attributable primarily to a broadcast license impairment charge as well as increases in programming and selling, general and administrative expenses all related to the radio stations we acquired in Dallas in November 2006 and local marketing agreement fees and start up costs related to the radio stations we acquired in the San Bernardino/Riverside market in third quarter of this year. Adjusted EBITDA increased by $900,000, or 11.9 percent, to $8.4 million for the three months ended September 30, 2007, as compared to Adjusted EBITDA of $7.5 million for the same period in 2006.

Television division net revenue decreased by $1.3 million, or 8.8 percent, to $13.8 million for the three months ended September 30, 2007, from $15.1 million for the same period in 2006. This decrease is primarily attributable to decreased advertising revenues in our California markets, partially offset by increased advertising revenue in our Texas markets.

Operating expenses for our television division increased by $600,000, or 5.8 percent, to $9.7 million for the three months ended September 30, 2007, from $9.1 million for the same period of 2006. This increase is primarily due to increases in programming expenses related to the additional production of in-house programming. Adjusted EBITDA decreased by $1.7 million, or 25 percent, to $5.3 million for the quarter ended September 30, 2007, from $7 million for the same quarter last year.

I will now review our financial results for the nine months ended September 30, 2007.

Net revenues increased by $7.6 million, or 9.4 percent, to $88 million, from $80.4 million for the nine months ended September 30, 2007, compared to the same period in 2006. This increase was primarily attributable to increased advertising revenue from our various radio markets and our Texas television stations.

Operating expenses increased by $5.8 million, or 11.8 percent, to $54.9 million for the nine months ended September 30, 2007, from $49.1 million for the same period in 2006. This increase was primarily attributable to increases in programming and selling, general and administrative expenses related to our newly acquired Dallas radio stations, as well as local marketing agreement fees and start up costs relating to a radio station we acquired in the Riverside/San Bernardino market in the third quarter of 2007, settlement charges related to a lawsuit that was resolved in the second quarter of this year, increased depreciation and amortization charges and additional production of television programs. The increases in operating expenses were partially offset by a decrease in deferred compensation expense.

Adjusted EBITDA increased by $3.8 million, or 9.8 percent, to $42.9 million for the nine months ended September 30, 2007, as compared to the $39.1 million for the same period of 2006. Our Adjusted EBITDA margin increased to 48.7 percent for nine months ended September 30, 2007, from 48.6 percent in the same period of 2006.

We recognized a net loss of $53.8 million for the nine months ended September 30, 2007, as compared to net income of $8 million for the same period of 2006, a decrease of $61.8 million. This change was primarily attributable to a one-time non-cash charge of $46.9 million to adjust our deferred tax accounts in the first quarter of 2007, as a result of the sale of Class A common stock of our parent, Liberman Broadcasting, Inc., in March 2007, and an $8.8 million one-time loss on the redemption of LBI Media’s 10 1/8% senior subordinated notes in July 2007.

Radio division net revenues increased by $8.1 million, or 21.6 percent, to $45.7 million for the nine months ended September 30, 2007, from $37.6 million for the nine months ended September 30, 2006. This increase was primarily attributable to revenue increases at our Los Angeles and Dallas radio stations.

Operating expenses for our radio division increased by $4.1 million, or 20.2 percent, to $24.2 million for the nine months ended September 30, 2007, from $20.1 million for the same period in 2006. This increase in operating expenses primarily was attributable to a broadcast license impairment charge as well as increases in programming and selling, general and administrative expenses all related to the radio stations we acquired in Dallas in November 2006 and local marketing agreement fees and start up costs related to the radio station we acquired in Riverside/San Bernardino in the third quarter of this year. These increases in operating expenses are partially offset by a decrease in deferred compensation expenses.

Adjusted EBITDA for our radio division increased by $7.3 million, or 35.9 percent, to $27.8 million for the nine months ended September 30, 2007, as compared to $20.5 million for the same period in 2006.

Television division net revenues decreased by $500,000, or 1.3 percent, to $42.3 million for the nine months ended September 30, 2007, from $42.8 million for the same period in 2006. This decrease was attributable to decreased advertising revenue in our California markets, which are partially offset by increased advertising revenues at our Texas television stations.

Operating expenses for our television division increased by $1.7 million, or six percent, to $30.7 million for the nine months ended September 30, 2007, from $29.0 million for the same period in 2006. This increase was primarily attributable to expenses related to the production of television programming, charges related to the settlement of certain legal matters, and to increases in selling and general administrative expenses. The increases in operating expenses were partially offset by a decrease in impairment charges for our television broadcast licenses that we recorded in the second quarter of 2006.

Adjusted EBITDA for our television division decreased by $3.5 million, or 19 percent, to $15.1 million for the nine months ended September 30, 2007, from $18.6 million for the same period in 2006.

Turning to our balance sheet, as of September 30, 2007, we had approximately $700,000 in cash and cash equivalents.

Our total debt balance included $129.1 million of borrowings under our senior credit facilities. As of the end of the quarter, we are in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the nine months ended September 30, 2007, were approximately $11.7 million. These expenses were primarily related to the construction of new towers and transmitter sites for our Houston, Texas radio stations which are now complete, and the purchase of certain equipment for our Los Angeles television station.

I will now discuss recent developments.

On November 9th, two of our wholly owned subsidiaries entered into an agreement to acquire the selected assets of radio station KDES-FM, 104.7 FM, licensed to Palm Springs, California. The acquisition is subject to customary closing conditions and regulatory approvals and the approval of the FCC to move the station to Redlands, California. Once approved, the move of KDES from Palm Springs to Redlands will result in us owning a second FM radio station covering the Riverside/San Bernardino market. We expect that the closing will occur in the first half of 2008.

This concludes our formal remarks. I’ll now turn the call over to the Operator to moderate the question-and-answer session. Thank you.

Operator: At this time if you would like to ask a question, you may do so by pressing the star and one on your touch-tone phone. If you’d like to withdraw your question at any time, you may do that by pressing the pound key. Again if you’d like to ask a question, press star and one.

It looks like we’ll take our first question from Bishop Cheen with Wachovia. Mr. Cheen, please go ahead.

Bishop Cheen: Hi, Lenard. Thank you for taking the question. I just got a hold of the Q, I guess it was a slow day at Edgar, so it just went up as you were talking, so I haven’t got through it all, but two focuses I have, one on KDES FM Palm Springs and the move in - that’s kind of a two-part story, one is the acquisition cost; have you — can you disclose that? And secondly, what — can you tell us what you think you might have budgeted for the move in and all that that implies …

Lenard Liberman: Sure.

Bishop Cheen: … or retro et cetera.

Lenard Liberman: Well the station will end up being moved on to our existing tower that we purchased, when we purchased KWIE which is now KRQB …

Bishop Cheen: Right.

Lenard Liberman: … so we don’t expect that’ll be material amount of capital expenditure of a new transmitter and combiner, you know, on the order of half million dollars, maybe.

Bishop Cheen: OK.

Lenard Liberman: And, the move - the purchase is conditioned on the FCC approving a construction permit with a change of city and license to cover the Redlands market which is Riverside/San Bernardino in its entirety, and the purchase price was $17.5 million dollars.

Bishop Cheen: And, this will — as — this is the first half ‘08, will you then fund that from your — I think we’re talking about, what, $150 million existing revolver with — I’m not sure how much is drawn and maybe that is disclosed in the Q.

Lenard Liberman: As of today, about $16 or $17 million is drawn, I think, so yes, we’ll pull in …

Bishop Cheen: You have plenty of capacity there.

Lenard Liberman: Right.

Lenard Liberman: And we had a lot of success in that market with our first station and it has been very successful for us.

Bishop Cheen: All right. And then, of the other transactions that happened during this summer, have you — you already closed the, what it was, a 20 …

Lenard Liberman: $25 million.

Bishop Cheen: … $25 million Riverside acquisition— that’s closed?

Lenard Liberman: That was closed end of September. We took over operations of the station on August 1st and actually paid LMA fees for August and September and incurred all of our start up costs in the third quarter.

Bishop Cheen: OK. So, that closed the end of September?

Lenard Liberman: Correct.

Bishop Cheen: OK. And then, I think you had a TV, Las Vegas TV?

Lenard Liberman: No, it’s Salt Lake City.

Bishop Cheen: So, I’m sorry, Salt Lake City TV, and the status on that one, is that closed?

Lenard Liberman: We’re waiting for FCC approval; the seller had a indecency complaint filed against them so the FCC has been a little bit slow approving the transfer. But we are sort of expecting it to occur on November 30th with us taking over December 1st.

Bishop Cheen: OK, so that’s very close. And, those are the only two between Palm Springs, Riverside, and Salt Lake City; those are the three transactions in various stages of - for closing.

Lenard Liberman: Yes, correct, Palm Springs and Riverside are sort of the same transactions — we’re not going to buy the station unless it has been approved to move to Riverside/San Bernardino. So, it’s really we’re buying a Riverside/San Bernardino station.

Bishop Cheen: Got it. OK, and I’m sure you’re frustrated with the TV, especially with the San Diego fire, I’m sure, I guess it could have been worse and we’re all grateful it wasn’t.

Lenard Liberman: Yes.

Bishop Cheen: What do you think, it will take maybe, how long to get your TV division back on track?

Lenard Liberman: In terms of getting San Diego back on the air, or in terms of …

Bishop Cheen: Well that and then the earnings …

Lenard Liberman: Right.

Bishop Cheen: … to get some earnings growth again.

Lenard Liberman: Right. Well, in terms of third quarter where we had some softness in television - a lot of it had to do with the comp to the prior year. We were up 22 percent, the prior year, in those markets so it was an outstanding quarter last year in third quarter. With that being said, though we have had weakness in national, I — my expectation is that beginning at around the May book of this year and continuing through July, and so far November.

Our rank position in Los Angeles, specifically, is up two position, we’ve gone from number four or five in the market to number — actually, number four in the market to number two. So, certainly there is the expectation that was ratings growth that material, and with Telemundo dropping, and Telefutura dropping, that we should see nice growth in our — in our revenue. And, certainly we’re banking on that in 2008. I don’t think it’s a fourth quarter event; it’s a 2008 event, when you can monetize the November results.

Bishop Cheen: And, by a — your rankings, you’re picking a key demographic, what is that key demographic?

Lenard Liberman: Adult 18-to-49, and adults 18-to-34, both and against Hispanic stations in the Hispanic market…

Bishop Cheen: Hispanic adults 18-to-49.

Lenard Liberman: Right. Correct.

Bishop Cheen: Right.

Lenard Liberman: Right.

Bishop Cheen: OK. Yes, it often does take time to monetize. So, as long as you do not have a reversal of fortune in your ratings, you think you will be able to translate those much higher ratings and better rankings into a noticeable monetary change in ‘08?

Lenard Liberman: That’s what we’re expecting. Yes, we had, like I said, in the third quarter and even in the coming of the fourth quarter, those are very big quarters for us in TV perspective. On the year, you know, we’re not happy with the — we’re not happy with how the growth but there’s still growth. And, in Texas, we’ve had some very good revenue figures but, you know, we had just a fantastic year last year, so it’s hard to comp against that.

Bishop Cheen: OK and last question and then I’ll move on. Has there been any change in your cost of programming, you have found a fabulous niche and you have a very strategic, economically advantageous mix in your programming, that others maybe, you know, that others may envy. But, has there been any change in your cost of programming and also, just to double check, I don’t believe you’re a signatory to the WGA and their running impact from the writers for spring.

Lenard Liberman: No, no impact from the writers strike and our television programming cost have gone up largely, because decisions we made relative to shows and how are we were going to produce them this year were made earlier this the year when we had pretty good quarters, and then, you know, we had a weak third quarter, and probably somewhat weak fourth quarter. So, you know, we have a little more expensive programming and the revenue didn’t exactly go where we thought it was. So, I would say that our expenses are still under control, in other words, we’re producing television less than anybody can produce it for, and it’s still very economic, and you know, impressive, what we do with the money we spend but we are spending a little bit more this year to increase the quality of our shows and make them visually more interesting.

With that said, we can always, you know, go back produce anyway we have to. We are, I think, experiencing ratings benefits from some of the improvements we’ve made. And, again, those aren’t, you know, like a doubling of the cost — we have double digit increases in some our costs, but its mostly improved actors and actresses and just more elements to shows and it’s helping us in the ratings. And I believe, God-willing, next year we’ll see, you know, we’ll reap the benefits of that.

Bishop Cheen: Thank you for that.

Lenard Liberman: No problem, thanks for the questions.

Operator: Again if you would like to ask a question, please press the star and one on your touch-tone phone. At this time, Mr. Liberman, it seems we have no more questions.

Lenard Liberman: OK. Thank you everybody for participating. And thank you, operator. Goodbye.

END